Exhibit 10.1

LICENSE AGREEMENT

BETWEEN:
MARIZ GESTAO E INVESTIMENTOS LIMITADA, a Madeira corporation duly incorporated according to  law, having its registered office at Rua dos Murcas, No. 88-3º, 9000 Funchal, Madeira, Portugal,

(the "Licensor")

PARTY OF THE FIRST PART
AND:
SCHIFF NUTRITION GROUP, INC., a corporation duly incorporated in accordance with the laws of the State of Utah, herein acting and represented by Joseph W. Baty, its Chief Financial Officer,

(the “Licensee”)

PARTY OF THE SECOND PART
1.	RECITALS

1.1  WHEREAS Licensor is the beneficial owner of the registrations of the Trademarks (as hereinafter defined) in Japan;

1.2  WHEREAS Licensor has licensed to a company (the “Mariz Licensee”) the right to use, and sublicense the use of, the Trademarks in Japan;

1.3  WHEREAS the Mariz Licensee has granted an exclusive sublicense to JWO Corp. (JWO Corp., together with its Affiliates, being hereinafter collectively referred to as “JWO”) to use the Trademarks, pursuant to which and until the termination of which JWO holds the registered title in and to the registrations of the Trademarks in Japan;

1.4  WHEREAS Licensee wishes to obtain a license from Licensor to use the Trademarks in connection with the sale of its joint care products in Costco Stores situated in Japan;

1.5  WHEREAS Licensor has approached and obtained from the Mariz Licensee a retrocession of the Mariz Licensee’s exclusive rights (the “Mariz Licensee Retrocession”), and the Mariz Licensee has obtained from JWO a retrocession of JWO’s exclusive rights (the “JWO Retrocession”, and together with the Mariz Licensee Retrocession, the “Retrocessions”), but in each case only as necessary to permit Licensor to grant to Licensee the express licenses contemplated by this Agreement, and under the express condition that the products in association with which the Trademarks are used, and all packaging, materials, invoices, or advertising or promotions relating thereto, contain no Weider Designation (as defined below).

NOW, THEREFORE, THE PARTIES HERETO AGREE AS FOLLOWS:

2.	DEFINITIONS

2.1  In this Agreement:

2.1.1  "Affiliate" means, with regard to any Person mentioned herein, any other Person that directly or indirectly controls, is controlled by, or is under common control with such Person mentioned herein.  "Control" of any Person means possession, directly or indirectly, of the power to direct or cause the direction of management or policies of such Person, whether through ownership of voting securities, by contract or otherwise;

2.1.2  "Contract Year" means any period of four (4) consecutive complete fiscal quarters of Licensee, during the Term of this Agreement, which: (i) commences on the first day of the first complete fiscal quarter of Licensee that immediately follows the Product Launch Quarter, or any anniversary thereof (each, a “Commencement Date”) and (ii) terminates on the last day of the fourth (4th) fiscal quarter of Licensee immediately following such Commencement Date (each, an “End Date”), as well as the First Contract Year unless the context requires otherwise;

2.1.3     "Costco Japan" means Costco Wholesale Corporation (or any subsidiary or division thereof) operating in the Territory or any successor in interest thereto pursuant to a change of ownership or control, including a sale of substantially all of its assets;

2.1.4     "Costco Private Label Products" has the meaning ascribed thereto in Section X3.6X hereof;

2.1.5     "Costco Stores" means the membership warehouse club stores operated by Costco Japan and the related website, www.costco.co.jp, www.costco.co.jp/eng and any successor websites, maintained by Costco Japan;

2.1.6  "First Contract Year" means the period of time commencing on the date of execution hereof by both parties hereto and terminating on the last day of the fourth (4th) complete fiscal quarter of Licensee following the Product Launch Quarter;

2.1.7  "Initial Term" means the period of time from the date of execution hereof by both parties hereto until the End Date of the third (3rd) Contract Year;

2.1.8  "Licensed Products" means Products marketed, distributed or sold by Licensee in the Territory bearing the Trademarks;

2.1.9  "Net Revenue" means the aggregate of the amounts actually paid by Costco Japan to Licensee for Licensed Products and Costco Private Label Products sold by or on behalf of Licensee to Costco Japan, less: (i) any returns received by Licensee or refunds or post-payment credits or rebates given to, or other post-payment account adjustments made in favour of, Costco Japan in connection with Licensed Products and Costco Private Label Products that were previously sold by Licensee to Costco Japan, but solely to the extent of the amount actually previously paid by Costco Japan to Licensee for any Licensed Product or Costco Private Label Product that was returned or for which such refund or post-payment credit, rebate or other account adjustment was made; and (ii) sums collected by Licensee for any duly constituted governmental authority and paid out to such authority on account of any direct tax or, to the extent not reimbursed to Licensee by Costco Japan, duty imposed by such authority upon the sale of Licensed Products and Costco Private Label Products;

2.1.10   "Person" means any natural or legal person, partnership, joint venture, association, company, corporation, limited liability company, trust, bank, trust company or other organization, whether or not a legal person or entity, and any government or agency or political subdivision thereof;

2.1.11   "Products" means joint care products for human consumption, in liquid, powder, capsule, tablet or gelcap form;

2.1.12   "Product Launch Date" means the earlier of (i) the date on which Licensee and/or Costco Japan commences advertising and promoting the Licensed Products for sale at Costco Stores in the Territory and (ii) the date on which Licensee commences shipping the Licensed Products to Costco Japan;

2.1.13   "Product Launch Quarter" means the fiscal quarter of Licensee in which the Product Launch Date occurs;

2.1.14   "Term" means the Initial Term and any renewal thereof pursuant to Section X10X hereof;

2.1.15   "Territory" means the country of Japan;

2.1.16   "Trademarks" means the trademarks set forth in Schedule "A" annexed hereto, incorporated herein by reference and forming an integral part hereof;

2.1.17   "Use", "Used", "Uses" and "Using" means (i) the marketing, distribution or sale of Products bearing the Trademarks, (ii) the placement of the Trademarks on the Licensed Products or their packaging, (iii) the use of the Trademarks in the broadest sense of publication, that is any visual or aural form to which the average person would indicate that the Licensed Products are associated with the Trademarks including, without limitation, advertising, promotion, print media, labels, point of sale and showroom displays, signs, packaging, stationery, business cards and forms, and electronic media of any nature and (iv) any other use of the Trademarks approved by Licensor in writing prior to such use; and

2.1.18   "Weider Designation" means the word “Weider”, any combination of words that contain the word “Weider” and any derivative word, whether as a name, trademark, trade name or otherwise, or any other trademark, symbol or logo, present or future, that includes the name or trademark “Weider”.

3.	GRANT OF LICENSE

3.1  Subject to the terms and conditions hereof, Licensor hereby grants to Licensee, the latter hereby accepting, the non-exclusive, non-transferable right and license to Use the Trademarks in the Territory, and to sublicense to Costco Japan the non-exclusive, non-transferable right and license to Use the Trademarks, jointly with Licensee but not separately, in the Territory, in each case solely in connection with the marketing and advertising of Products in the Territory and the distribution and sale of Products solely in Costco Stores in the Territory.  Licensee is expressly prohibited from granting to Costco Japan the right to sublicense any of the rights and licenses granted to it hereunder. For greater certainty, Licensee shall be entitled to manufacture, produce and package the Products with labelling bearing the Trademarks outside the Territory for distribution and sale to Costco Japan hereunder.

3.2  The rights and licenses granted hereunder are subject to the express condition that none of the Licensed Products being sold by Licensee to Costco Japan and resold by Costco Japan in the Costco Stores in the Territory, nor any packaging, materials, invoices, or advertising or promotion relating thereto, shall contain any Weider Designation. The breach of this undertaking shall constitute a material violation of this Agreement and entitle Licensor to immediately terminate this Agreement as set forth in Section 11.1.3.

3.3  All rights and licenses granted hereunder to Licensee may be exercised and used by any Affiliate of Licensee for so long as it remains an Affiliate of Licensee (each, an “Additional Corporation”), provided that: (i) each Additional Corporation must in advance execute and deliver an undertaking in favour of Licensor in the form annexed to this Agreement as Schedule “B” (the “Undertaking”); (ii) Licensee shall remain responsible for the timely performance by each Additional Corporation of all of the obligations of Licensee under this Agreement and all of such Additional Corporation’s obligations under the Undertaking; and (iii) Licensee shall conscientiously and in a timely fashion take all steps necessary or appropriate to ensure that each Additional Corporation fulfills all of the obligations of Licensee under this Agreement and all of its obligations under the Undertaking that it shall have executed.

3.4  Notwithstanding the non-exclusive nature of the rights and license granted to Licensee hereunder, and provided that Licensee is not in material default hereunder without curing such default within the applicable cure period, if any, Licensor shall not market, advertise, distribute or sell Licensed Products anywhere in the Territory, or grant to any Person the right and license to perform any of the foregoing activities anywhere in the Territory with the exception of all existing rights (after giving effect to the Retrocessions) of the Mariz Licensee, JWO and an existing sublicensee of JWO in respect of the Trademarks.  Licensor represents and warrants that, other than with respect to the rights granted to Licensee hereunder, it has licensed the Trademarks solely to the Mariz Licensee, which has sublicensed the Trademarks solely to JWO, in each case for Use in the Territory.  JWO has not further sublicensed the Trademarks other than the sublicense to Morinaga & Co., Ltd. of the right to use the “Move Free” Trademark in association with the “Weider” trademark.

3.5  Licensee shall not sell the Licensed Products to any Person other than Costco Japan and shall cause Costco Japan to sell all Licensed Products purchased from Licensee solely at retail at Costco Stores in the Territory.

3.6  Licensee shall at all times Use one or more of the “Move Free” Trademarks, with or without one or more of the “Schiff” Trademarks, in connection with all Products sold to Costco Japan, and shall require Costco Japan to Use at all times one or more of the “Move Free” Trademarks, with or without one or more of the “Schiff” Trademarks, in connection with the marketing, advertising, distribution and sale of Licensed Products, in each case as the principal trademarks distinguishing the Licensed Products, and for no other purpose. Notwithstanding any provision of this Agreement, Licensee shall be entitled to manufacture for and distribute and sell the Products to Costco Japan under a private label brand of Costco Japan or any of its Affiliates, and payments by Costco Japan to Licensee for the purchase thereof shall form part of Net Revenue to the extent that such private label products contain any proprietary elements (i.e. any intellectual property) of Licensee (the “Costco Private Label Products”).

3.7  Licensee agrees not to approach, contact or otherwise communicate with, or attempt to approach, contact or otherwise communicate with, any of JWO or any sublicensee of JWO in respect of the Trademarks or any of their respective directors, officers, employees or representatives with respect to any matter contemplated by this Agreement or relating in any manner to the retrocession of the rights to Use the Trademarks pursuant to the JWO Retrocession or to any of the Trademarks or any application therefor or registration thereof, any Products or any Licensed Products, Licensee hereby acknowledging that such approach, contact or other communication is to be made solely through Licensor.

3.8  Licensor hereby reserves all rights not expressly granted to Licensee hereunder.

4.	CONSIDERATION

4.1  As consideration for the entering into of this Agreement by Licensor and for the rights and licenses granted herein, Licensee undertakes to pay to Licensor, in the manner hereinafter set forth in this Section X4X and at such place as Licensor may from time to time designate in writing, the following royalties (collectively, the "Royalties"):

4.1.1  non-refundable guaranteed minimum royalties (the "Guaranteed Minimum Royalties") in respect of each Contract Year in the amount set forth opposite such Contract Year in the following table:

Contract Year	Guaranteed Minimum Royalties
First Contract Year	$ 100,000
Second Contract Year	$ 100,000
Third Contract Year	$ 100,000
Fourth Contract Year	$ 175,000
Fifth Contract Year	$ 175,000
Sixth Contract Year	$ 175,000
Seventh Contract Year	$ 225,000
Eighth Contract Year	$ 225,000
Ninth Contract Year	$ 225,000

The Guaranteed Minimum Royalties in respect of each Contract Year shall be payable as follows:  On the Product Launch Date and on the first business day of each complete fiscal quarter of Licensee following the First Royalty Quarter (each, a "Royalty Quarter", and the period from the Product Launch Date to the last day of the first complete fiscal quarter of Licensee thereafter being referred to as the “First Royalty Quarter”), Licensee shall pay to Licensor twenty-five percent (25%) of the Guaranteed Minimum Royalties for such Contract Year.  Licensee acknowledges that, in each of the first three (3) Contract Years, Licensor has declared having contractually agreed to remit the entire amount of the Guaranteed Minimum Royalties to JWO in consideration of the JWO Retrocession;

AND

4.1.2  a continuing and non-refundable royalty fee (the "Percentage Royalties") in respect of each Contract Year equal to five percent (5%) of Net Revenue, payable as follows: Within ninety (90) days following the end of:

4.1.2.1  the First Royalty Quarter, Licensee shall pay to Licensor the Percentage Royalties based on Net Revenue in respect of the period from the Product Launch Date to the end of the First Royalty Quarter, less all amounts actually paid by Licensee to Licensor on account of Guaranteed Minimum Royalties for that same period; and

4.1.2.2  each subsequent Royalty Quarter of any Contract Year, Licensee shall pay to Licensor the Percentage Royalties based on the cumulative Net Revenue in respect of such Contract Year, less the cumulative amounts actually paid by Licensee to Licensor on account of Royalties in respect of such Contract Year.

4.2  Notwithstanding the provisions of Sections X4.1.1X and X4.1.2X hereof, at such time during each Contract Year as Licensee shall have paid Royalties relating to such Contract Year in an amount equal to the Guaranteed Minimum Royalties applicable for such Contract Year, Licensee shall thereafter only pay Percentage Royalties, if any, for the remainder of such Contract Year. Further, notwithstanding the provisions of Section X4.1X hereof, the Percentage Royalties paid by Licensee to Licensor with regard to any Contract Year shall not be applied towards or otherwise reduce the amount of Guaranteed Minimum Royalties due and payable by Licensee to Licensor with regard to any other Contract Year, it being the parties intent that each Contract Year shall be treated separately for purposes of determining the Royalties due and payable from Licensee to Licensor.

    4.3    Within ninety (90) days following the end of the First Royalty Quarter and each Royalty Quarter during the term of this Agreement, Licensee shall furnish Licensor with a written statement for such First Royalty Quarter and Royalty Quarter, respectively, certified by the Controller or Chief Financial Officer of Licensee, disclosing total sales of Licensed Products and Costco Private Label Products to Costco Japan during such First Royalty Quarter and Royalty Quarter, respectively, and containing the unit sales per type of Licensed Product, Costco Private Label Product or SKU thereof, the gross invoice price of all sales of Licensed Products and Costco Private Label Products for such First Royalty Quarter and Royalty Quarter, respectively, all deductions applicable to such gross invoice price, the Net Revenue during such First Royalty Quarter and Royalty Quarter, respectively, as well as all other information relating to the calculation of Percentage Royalties or the unit sales per type of Licensed Product, Costco Private Label Product or SKU thereof reasonably requested by Licensor.  Concurrently with the delivery of each such statement, Licensee shall pay to Licensor the Percentage Royalties payable for such First Royalty Quarter and Royalty Quarter, respectively, pursuant to Section X4.1.2X hereof.

    4.4    The parties agree that, other than as expressly provided in Sections 2.1.8, X4.1X, 4.2, 4.4 and 4.7 of this Agreement, the calculation and payment of Royalties shall not be subject to any setoff, compensation or other deduction of any nature whatsoever. Notwithstanding the foregoing, Licensee shall promptly advise Licensor in writing if it has received written advice from its counsel or accountants that, as a result of a change in applicable law or application of applicable law, Licensee is legally required to withhold and remit to the appropriate fiscal authority in the Territory any amount on account of a withholding tax in respect of any payment due to Licensor hereunder.  To the extent that Licensee effects the withholding and remittance of any amount on account of a withholding tax in accordance with the foregoing, Licensee shall contemporaneously with any payment of Royalties, or as soon thereafter as the appropriate fiscal authority in the Territory makes the necessary documents available, provide to Licensor all withholding tax receipts or other similar official government certifications evidencing all taxes withheld from payments due under this Agreement and the proper and timely remittance of those taxes to the government in the name of Licensor.

    4.5    All monetary amounts stated herein refer to the lawful currency of the United States of America and all payments to Licensor hereunder shall be made in currency of the United States of America.

    4.6    All amounts which become due to Licensor pursuant to the terms hereof shall bear interest from their respective due dates at an annual rate of interest equal to the lesser of: (i) three percent (3%) over the “prime rate” charged in New York City by Citibank N.A. or its successor, as published in the Wall Street Journal (Eastern Edition) on the date any such payment was due, and (ii) the maximum interest rate permitted by law; the whole without prejudice to Licensor's other rights hereunder or at law or in equity.

    4.7    Licensee shall maintain separate and appropriate books and accounts and computer records relating to the Licensed Products and the Costco Private Label Products sold to Costco Japan in accordance with generally accepted accounting principles and shall make accurate entries concerning all transactions relevant to this Agreement.   Subject to ten (10) business days’ prior notice and at a reasonable time during the business day, such books, accounts and computer records shall be made available to Licensor throughout the Term of this Agreement and for a period of one year thereafter (or in the event of a dispute between the parties hereto, until one year after said dispute is resolved, whichever is later) for inspection and/ or audit by any duly authorized representatives of Licensor at Licensor’s sole expense (such inspection or audit shall be limited to once in each Contract Year or such one year periods).  Licensee shall have the right to object to the results of any such inspection and/or audit, in which case Licensee and Licensor shall negotiate in good faith to resolve the matter and, if unresolved after ten (10) business days, either party may refer the matter to a mutually agreed upon independent auditing firm not used by either of Licensee or Licensor for resolution of the matter within the following twenty (20) business days; the decision of such firm shall be final and binding upon all parties.  Whenever any such inspection and/or audit of a Contract Year discloses an understatement in excess of five percent (5%) of the payments due by Licensee hereunder for such Contract Year, all reasonable third party expenses in connection with such inspection and/or audit shall be paid by Licensee to Licensor within thirty (30) business days following final resolution of the matter and receipt of written documentation regarding the expenses.  In addition: (i) in the event any such inspection and/or audit discloses any understatement of payments owing by Licensee hereunder, Licensee shall within thirty (30) business days following final resolution of the matter pay to Licensor all amounts due and unpaid hereunder, together with interest thereon at the rate set forth in Section 4.6 hereof, without prejudice to Licensor's rights hereunder or at law; and (ii) in the event any such inspection and/or audit discloses any overstatement of payments owing by Licensee hereunder Licensor shall credit any such overstatement against the immediately following payments of Royalties due by Licensee hereunder, without prejudice to Licensee’s rights hereunder or at law.

    4.8    Licensor's receipt of any statement furnished pursuant hereto or its acceptance of any sum paid hereunder shall not constitute a waiver of Licensee's obligations or Licensor's rights hereunder or at law or in equity.

    4.9    Any and all information provided by Licensee or its representatives pursuant to this Section 4 shall be and remain strictly confidential and shall not be disclosed by Licensor to any other Person: provided, however, that Licensor shall be permitted to disclose such information to the Mariz Licensee, to JWO and to the legal, financial and tax advisors of each of Licensor, the Mariz Licensee and JWO, but then only to the extent required for the purposes of this Agreement, including, without limitation, as to the amount of Royalties owed hereunder and only if the Mariz Licensee, JWO and such legal, financial and tax advisors agree to keep such information strictly confidential and not to disclose such information to any other Person.  None of Licensor, the Mariz Licensee, JWO or such legal, financial or tax advisors of each of them shall use such information for any purpose not relating to this Agreement or the Retrocessions.  Licensor represents that the Mariz Licensee Retrocession and the JWO Retrocession contain obligations imposed on the Mariz Licensee and JWO, respectively, that are commensurate with the obligations of Licensor under this Section 4.9.  Notwithstanding the foregoing, Licensor, the Mariz Licensee, JWO and such legal, financial and tax advisors shall be permitted to disclose such information if required, in the opinion of legal counsel, to do so by subpoena or by other legal or administrative process.  If so required, Licensor, the Mariz Licensee, JWO or such legal, financial or tax advisors, as the case may be, shall promptly notify Licensee of such requirement and, if possible under the circumstances, shall notify Licensee prior to any such disclosure.

5.	ADVERTISING AND MARKETING

5.1  Licensee shall ensure that all advertising and promotional material relating to the Licensed Products sold to Costco Japan to be resold in the Costco Stores in the Territory is of the same standards, prestige and overall quality as the advertising and promotional material used by Licensee in connection with the sale of Products in the United States of America, subject to such differences as are commercially reasonable given the differences between the markets.  Upon reasonable request by Licensor, Licensee shall provide to Licensor for inspection the advertising and promotional material relating to the Licensed Products sold to Costco Japan to be resold in the Costco Stores in the Territory including, without limitation, the catalogues, packaging, labelling, circulars and other material bearing the Trademarks.

5.2  Licensee shall not, and Licensee shall use its best efforts to ensure that Costco Japan does not, advertise or promote the Licensed Products and the Trademarks in the Territory in a manner that shall denigrate the goodwill and reputation thereof.  Licensee shall not, and Licensee shall use its best efforts to ensure that Costco Japan does not, conduct any advertising or promotion of the Licensed Products which is deceptive or otherwise misleading under applicable laws in the Territory.  Licensee represents to Licensor that Licensee and Costco Japan currently anticipate in-store advertising and promotion at Costco Stores in the Territory, as well as in Costco Japan newsletters, with potential coupon and similar trade promotions.

6.	TRADEMARKS AND INFRINGEMENT THEREOF

6.1  This Agreement does not constitute a grant to Licensee of any rights, title or interest in or to the Trademarks or any application therefor or registration thereof, other than the limited right to Use the Trademarks in the manner expressly set forth in this Agreement. Licensee agrees not to assert the invalidity or contest the ownership of the Trademarks, any application therefor or registration thereof at any time during the Term or after the expiration of the Term or termination of this Agreement for any reason whatsoever.

6.2  Licensee shall Use, and shall use its best efforts to ensure that Costco Japan Uses, the Trademarks strictly in accordance with the terms hereof and only as consistent with their respective registrations or applications for registration or as currently depicted on Licensee’s Product labels and advertising.  Licensee shall not Use, nor shall it permit Costco Japan to Use, any of the Trademarks in a manner that would impair the validity of JWO’s registered title, or Licensor’s beneficial title, to any application or registration of the Trademarks and, without limiting the generality of Section 6.1 hereof in any manner, shall otherwise refrain from taking action which would invalidate the Trademarks (or any application therefor or registration thereof) in the Territory at any time during the Term, and from taking any legal, administrative or regulatory actions or proceedings of any nature for the purpose of invalidating the Trademarks (or any application therefor or registration thereof) in the Territory or of challenging the ownership of the Trademarks (or any application therefor or registration thereof) in the Territory, during the Term or after the expiration of the Term or termination of this Agreement for any reason whatsoever.

6.3  At Licensor's request and expense, Licensee shall execute and deliver such documents, applications and other writings and do such things as may be reasonably requested by Licensor in order to maintain the validity of the Trademarks and obtain, maintain or renew any registration thereof.  Licensor shall, at its sole expense, take all actions that a prudent trademark owner in the Territory would consider necessary or advisable to take, in order to maintain the applications and registrations for the Trademarks set forth in Schedule A hereto.  Licensor shall, at its sole expense, take all actions that a prudent trademark owner in the Territory would consider necessary or advisable to take, after consideration of all reasonable legal and commercial ramifications of such actions (including, without limitation, opinions from its legal counsel with respect to same), in order to protect the ownership, validity or distinctiveness of the Trademarks, and any of the applications therefor or registrations thereof, against infringement or third party challenges that could reasonably be expected, if left uncontested or unchallenged, to impair, commercially or otherwise, or negatively impact the right and ability of Licensee to Use the Trademarks in the Territory, including, without limitation, all filings, prosecution of infringement actions and defending against challenges before the courts or in the Japanese Trademark Office.  Failure to comply with the foregoing obligations by Licensor shall not constitute a breach of the terms hereof by Licensor but shall nevertheless entitle Licensee to terminate this Agreement in the circumstances contemplated by Section X11.2.1X hereof without any claim for damages against Licensor, except in the event of Licensor’s breach of any of its representations or warranties contained herein.  Licensee shall use all commercially reasonable efforts to cooperate with Licensor, the Mariz Licensee and/or JWO and their respective representatives, at Licensor’s cost and expense, in the prosecution of each application for registration of the Trademarks which any of them has filed or may file anywhere in the Territory. None of the foregoing provisions of this Section 6.3 shall limit in any manner the indemnification of Licensor in connection with the Trademarks pursuant to Section 9.3 hereof.

6.4  [Reserved.]

6.5  Whenever Licensee has actual knowledge of any infringement or threatened infringement of any of the Trademarks or any third party claim that any of the Trademarks causes deception or confusion with or infringes upon such third party’s trademarks, service marks or other proprietary rights in any manner (other than any permitted use by JWO’s sublicensee pursuant to arrangements referenced in Section 3.4 hereof), Licensee shall promptly give notice thereof to Licensor and provide Licensor with all information it acquires with respect thereto.  Subject to Section X6.3X hereof, Licensor shall institute or defend proceedings, as the case may be, at its own expense with regard to each of the foregoing matters.  Licensee shall not institute any proceedings relating to the Trademarks, or any application or registration thereof, without the prior written consent of Licensor.  In the event that Licensor undertakes the defence or prosecution of any such proceedings, Licensee agrees to execute and deliver such documents and do such things, including without limitation being made a party to such proceedings, at Licensor's expense, as may be deemed reasonably necessary or advisable by counsel for Licensor.  Licensor shall use its reasonable commercial efforts, as any prudent trademark owner in the Territory would consider necessary or advisable to take, after consideration of all reasonable legal and commercial ramifications of such efforts (including, without limitation, opinions from its legal counsel with respect to same), to procure the right for Licensee to continue to Use the Trademarks as contemplated in this Agreement at Licensor’s sole expense.  However, in the event that, as a result thereof, Licensee is prevented from Using any of the Trademarks in accordance with the terms hereof, Licensee may terminate this Agreement pursuant to Section X11.2.1X hereof without any claim for damages against Licensor, except in the event of Licensor’s breach of any of its representations, warranties or covenants contained herein, and shall be relieved from its obligations to pay Royalties after such termination.  None of the foregoing provisions of this Section 6.5 shall limit in any manner the indemnification of Licensor in connection with the Trademarks pursuant to Section 9.3 hereof.

6.6  Licensee acknowledges and agrees that all goodwill associated with the Trademarks shall inure directly and exclusively to the benefit of and belong to the owner of the Trademarks.  Without in any way limiting the generality of the foregoing, no monetary amount shall be payable for or attributable to any loss of clientele, business or goodwill relating to Use of the Trademarks upon termination or expiration of the Term of this Agreement.  Nothing contained in this Section 6.6 shall be interpreted so as to require Licensee to treat or account for this Agreement in any particular manner for Licensee’s accounting or tax purposes.

7.	QUALITY CONTROL

7.1  Licensee acknowledges that the continued maintenance of the value of the Trademarks and their associated goodwill, and the continued maintenance of Licensor's quality standards associated with the Trademarks are essential elements of the rights and license granted hereunder. Licensee agrees that the nature and quality of all Uses of the Trademarks by Licensee shall be consistent with the reasonable standards set by Licensor (and provided in writing to Licensee) on its own behalf as beneficial owner of, and on behalf of the registered owner of, the registrations of the Trademarks.  Licensee shall maintain appropriate quality standards and programs in the manufacture and production of Licensed Products by or on behalf of Licensee for sale to Costco Japan, including appropriate good manufacturing practices commensurate with those used in connection with Products sold by or on behalf of Licensee in the United States of America (the “Standards”).

7.2  Upon reasonable request, Licensee agrees to cooperate with Licensor in confirming the compliance of the Licensed Products with the Standards, including permitting reasonable, periodic inspection of Licensee's operations not more often than once in each Contract Year, at reasonable times during the business day and with at least ten (10) business days’ prior notice, and to supply Licensor with specimens of all Uses of the Trademarks as set forth in this Agreement, as well as written certificates of compliance with respect to any third party plants, factories or other production, bottling or packaging facilities used by Licensee to produce, manufacture or package the Licensed Products, upon the reasonable request of Licensor.  In the event that the Licensed Products or components thereof are manufactured or produced by any Person other than Licensee, Licensee shall at all times ensure compliance with this Section X7X by such Person.

7.3  Upon reasonable written request by Licensor from time to time, and solely in order for Licensor to determine and assure itself that Licensee is maintaining the Standards in manufacturing the Licensed Products, Licensee shall submit to Licensor, without charge, a sample of each type of Licensed Product manufactured by or on behalf of Licensee.  If at any time, Licensor reasonably determines that the sample of a Licensed Product does not meet the Standards, Licensee shall promptly take all necessary steps to ensure that the Standards are met in the manufacturing of Licensed Products and shall provide a sample from a new production run to demonstrate that the quality has improved to the reasonable satisfaction of Licensor.

7.4  Licensee acknowledges and agrees that although Licensor may upon reasonable written request conduct reviews of the Licensed Products produced by or on behalf of Licensee under this Agreement and the related advertising and promotional materials and samples, and may make various recommendations to Licensee, Licensor shall have no responsibility or liability for the operation of Licensee’s business or its facilities used in connection therewith, or its production, manufacture, marketing, distribution or sales, other than with respect to (and solely in connection with) written instructions provided by Licensor to Licensee regarding the manner in which to Use the Trademarks. Licensor’s review of (and acquiescence to, if any) any samples, advertising or promotional materials, artwork or the Licensed Products shall not be construed to mean that same conform to the laws, rules and regulations of any jurisdiction, other than the fact that the registrations of the Trademarks have been obtained and maintained in accordance with applicable laws in the Territory; without limiting the generality of the foregoing, Licensor shall not bear any liability or responsibility of any nature whatsoever for such reviews (and acquiescence, if any). None of the foregoing provisions of this Section X7.4X shall limit in any manner the indemnification obligations of the Licensor in connection with the Trademarks pursuant to Section X9.3X hereof.

7.5  Licensee shall ensure that all Licensed Products are processed, bottled, packaged, manufactured, marketed, advertised, distributed and sold in material compliance with all applicable laws, rules and regulations in the Territory.  Licensee shall affix truthful labelling upon all Licensed Product packaging, along with any disclosures required by applicable law or Trademark ownership notices reasonably required by Licensor, which shall be provided in writing to Licensee by Licensor. Licensee shall promptly inform Licensor in writing of any material complaint by any consumer or government body in the Territory relevant to the Licensed Products, as well as to the status and resolution thereof.  Licensor shall act expeditiously to resolve any such complaint solely to the extent same relates to the ownership or registration of the Trademarks or the manner in which the Trademarks are Used and such manner of Use is set forth in written instructions provided by Licensor to Licensee.  Licensee shall act expeditiously to resolve any such complaint otherwise involving the Licensed Products. None of the foregoing provisions of this Section X7.5X shall limit in any manner the indemnification obligations of the Licensor in connection with the Trademarks pursuant to Section X9.3X hereof.

8.	REPRESENTATIONS AND WARRANTIES

8.1  Licensor hereby represents to Licensee that: (i) it has not granted any right or license to any Person (other than the Mariz Licensee, JWO and its existing sublicensee pursuant to arrangements referenced in Section 3.4 hereof) to use any of the Trademarks, or any of the applications therefor or registrations thereof, in connection with marketing, advertising, distribution and sale of Products within the Territory; (ii) there are no lawsuits, pending or threatened, relating to the Trademarks, or any of the applications therefor or registrations thereof, anywhere in the Territory and, to the best of Licensor's knowledge, there are no claims or demands of whatsoever nature with respect to or in any manner affecting the Trademarks; (iii) the registrations of the Trademarks set forth on Schedule “A” hereto are all of the “Schiff” and/or “Move Free” trademarks registered in the Territory and are registered in the classes necessary for Schiff to sell the Licensed Products into the Territory as an over the counter dietary supplement; (iv) to the best of Licensor’s knowledge, after such reasonable inquiry that a prudent trademark owner in the Territory would consider necessary, the Trademarks do not infringe on any rights of any Person when Used in connection with the Licensed Products in the Territory; (v) none of Licensor, the Mariz Licensee, JWO nor any of their respective Affiliates or sublicensees has licensed the Trademarks, or any of the applications therefor or registrations thereof, or any aspect thereof in any manner inconsistent with the rights and licenses granted hereunder, except pursuant to arrangements referenced in Section 3.4 hereof; (vi) JWO is the registered owner, and Licensor is the beneficial owner, of the registrations of the Trademarks in the Territory; (vii) Licensor has full power, capacity, right and authorization to enter into this Agreement, is entitled to grant the rights and licenses contemplated by this Agreement and no violation of law or contract to which Licensor is party will result therefrom; and (viii) the Retrocessions are in full force and effect, enforceable, and cannot be terminated except upon the same terms as this Agreement.

8.2  All product approvals and registrations for the Licensed Products and the Costco Private Label Products in the Territory shall be the responsibility, and at the cost and expense, of Licensee, in the name of Licensee or its designee and Licensee shall be the sole owner thereof.  Licensor shall comply with all reasonable requests, including for the provision of documentation, and otherwise cooperate with Licensee in obtaining such approvals and registrations.

8.3  Notwithstanding anything contained in any other Section of this Agreement: (i) under no circumstances shall any of Licensor, Licensee or JWO or their respective Affiliates be liable to any of the others of Licensor, Licensee or JWO or their respective Affiliates for any indirect, special, punitive, consequential or incidental damages of any kind whatsoever (including, without limitation, lost or anticipated revenues or profits) arising from any claim relating to this Agreement, whether such claim is based on contract, warranty or tort, even if an authorized representative is advised of the likelihood or possibility of same; and (ii) but subject to Section X12.4X hereof, in no event shall any of Licensor, Licensee or JWO or their respective Affiliates be liable to any of the others of Licensor, Licensee or JWO or their respective Affiliates for any direct damages or claims in excess of the amount of the Guaranteed Minimum Royalties for the Contract Year in which such claim arose.  None of the foregoing provisions of this Section 8.3 shall limit in any manner the indemnification under this Agreement in connection with claims by third parties other than Licensor, the Mariz Licensee, JWO, Licensee and their respective Affiliates.

8.4  Licensee hereby represents to Licensor that Licensee has full power, capacity, right and authorization to enter into this Agreement, is entitled to accept the rights and licenses contemplated by this Agreement and no violation of law or contract to which Licensee is party will result therefrom.

9.	INSURANCE AND INDEMNIFICATION

9.1  Throughout the term of this Agreement and for a period of three (3) years thereafter Licensee shall maintain product liability insurance against claims for product liability related to the sale or use of the Licensed Products in an amount at least equal to two million dollars ($2,000,000) per occurrence.  Such insurance shall be written with a reputable insurer.  Licensor and JWO Corp.shall be named as additional insureds under each such policy of insurance.  That coverage shall not be materially reduced or cancelled without thirty (30) days prior written notice having been provided to Licensor.  Compliance with the provisions of this Section X9.1X shall not limit in any manner the indemnification obligations under this Agreement.

9.2  Licensee shall indemnify and save and hold Licensor, JWO, their respective Affiliates and their respective directors, officers, employees and agents (collectively, the “Mariz Indemnified Parties”) harmless from and against any debts, liabilities, claims, damages, losses, costs and expenses, including injury or death to persons, damage to property and reasonable attorneys’ fees and costs (collectively, the "Losses"), which any of the Mariz Indemnified Parties is or may become liable for or be compelled to pay arising or resulting in any way from: (i) any act or omission of Licensee or its directors (other than George Lengvari), officers, servants, agents or employees in connection with Licensee's performance under the terms of this Agreement, including, without limitation, breach of this Agreement by Licensee; (ii) use, possession or consumption of, or any representation, warranty or statement in respect of, Licensed Products or Costco Private Label Products produced, bottled, manufactured, marketed, advertised, distributed and sold by or on behalf of Licensee and/or Costco Japan in the Territory (whether or not any sample thereof may have been approved by Licensor hereunder); (iii) any claim that Licensed Products or the Costco Private Label Products produced, bottled, manufactured, marketed, advertised, distributed and sold by or on behalf of Licensee and/or Costco Japan in the Territory (whether or not any sample thereof may have been approved by Licensor hereunder) either infringe upon or otherwise violate the rights of any other Person for any reason or do not comply with any applicable law, rule or regulation relating to the protection of intellectual property (unless the infringement, violation or non-compliance results from use of the Trademarks in accordance with the provisions of this Agreement); or (iv) any claim that the Use by Licensee of trademarks or other intellectual property rights (other than the Trademarks) in association with the Licensed Products and the Costco Private Label Products pursuant to Section X3.6X hereof either infringes upon or otherwise violates the rights of any other Person in the Territory for any reason; except, in each case, to the extent such Losses result from the gross negligence, bad faith or intentional misconduct of Licensor, the Mariz Licensee, JWO or their respective Affiliates, sublicensees, representatives or agents.

9.3  Licensor shall indemnify and save and hold Licensee, its Affiliates and their respective directors, officers, employees and agents (collectively, the “Schiff Indemnified Parties” and together with the Mariz Indemnified Parties, the “Indemnified Parties”) harmless from and against any Losses, which any of the Schiff Indemnified Parties is or may become liable for or be compelled to pay arising or resulting in any way from: (i) any act or omission of Licensor, JWO, the Mariz Licensee, and their respective Affiliates, or their respective directors, officers, servants, sublicensees, agents or employees in connection with Licensor's performance under the terms of this Agreement, including, without limitation, breach of this Agreement by Licensor; or (ii) any claim that the Use of the Trademarks in accordance with the terms of this Agreement either infringes upon or otherwise violates the rights of any other Person in the Territory for any reason or does not comply with any applicable law, rule or regulation relating to the protection of intellectual property (whether or not the relevant Use of the Trademark may have been approved by Licensee hereunder); except, in each case, to the extent such Losses result from the gross negligence, bad faith or intentional misconduct of Licensee or its affiliates, representatives or agents (other than George Lengvari).

9.4  In the event that a claim is made against any of the Indemnified Parties for which it is entitled to indemnification pursuant to Section X9.2X or 9.3 hereof, such Indemnified Party agrees to promptly notify the party required to provide such indemnification (the “Indemnifying Party”) thereof. In the case of a claim by a third party against any of the Indemnified Parties, the Indemnifying Party may, at its option, elect to assume the defence of such claim, provided that: (i) such Indemnified Party shall be entitled to participate therein through counsel of its own choosing, at its own cost and expense, and (ii) the Indemnifying Party shall not settle or compromise any such claim without the prior written consent of such Indemnified Party, unless the settlement or compromise includes a general release of such Indemnified Party from any and all liability with respect thereto.  Notwithstanding Section 9.4(i) above, if the Indemnifying Party’s and the Indemnified Party’s respective interests cannot be fully, ethically and adequately represented by common counsel, such Indemnified Party shall be entitled to be represented by separate counsel reasonably acceptable to such Indemnified Party, and the Indemnifying Party shall bear all reasonable fees and costs of such separate counsel.

9.5  [Reserved.]

10.	TERM

10.1  Subject to the terms hereof, the Term of this Agreement shall commence upon the date of execution hereof by both parties and terminate on the End Date of the third (3rd) Contract Year.  Licensee shall have the option to renew the rights and licenses granted hereunder for further two (2) successive terms of three (3) Contract Years each, provided that in each case:

10.1.1   at the time of such renewal, there shall not exist a material default by Licensee in respect of its obligations hereunder which has not been cured within the cure period provided therefor, if any;

10.1.2   the Net Revenue during the third (3rd) Contract Year, as concerns the first renewal term, shall be at least equal to an amount that has generated the Guaranteed Minimum Royalties in respect of that Contract Year; and the Net Revenue during the sixth (6th) Contract Year, as concerns the second renewal term, shall be at least equal to an amount that has generated the Guaranteed Minimum Royalties in respect of that Contract Year; and

10.1.3   Licensee shall have given Licensor written notice of its exercise of its option to renew not less than ninety (90) days nor more than one hundred and eighty (180) days prior to the expiration of the then current Term hereof.

11.	TERMINATION

11.1  The occurrence of any one or more of the following events shall entitle Licensor to immediately terminate this Agreement, at its sole discretion and upon written notice to Licensee:

11.1.1   subject to the provisions of Section 4.7 hereof, should Licensee fail to pay when due any amount owing to Licensor hereunder and fail to remedy such default within fifteen (15) business days after receipt of written notice thereof from Licensor;

11.1.2   should Licensee fail to submit financial information required pursuant to Section 4.3 to Licensor and fail to remedy such default within fifteen (15) business days after receipt of written notice thereof from Licensor;

11.1.3   should any Weider Designation be used in connection with the Licensed Products or any related materials, advertising or promotion in the Territory contrary to provisions of Section X3.2X hereof;

11.1.4   should the Product Launch Date not occur by the end of the fifteen (15th) calendar month following the execution of this Agreement; or

11.1.5   should Licensee breach any other material provision hereof and fail to remedy same within thirty (30) days after receipt of written notice thereof from Licensor containing reasonably sufficient particulars thereof.

11.2  The occurrence of any one or more of the following events shall entitle Licensee to immediately terminate this Agreement, at its sole discretion and upon written notice to Licensor:

11.2.1   should Licensor fail to maintain registration of any of the Trademarks in the Territory, or should Licensee's right and ability to Use the Trademarks be materially impaired or materially, negatively impacted, commercially or otherwise;

11.2.2   should Licensor breach any other material provision hereof and fail to remedy same within thirty (30) days after receipt of written notice thereof from Licensee containing reasonably sufficient particulars thereof; or

11.2.3   should Costco Japan elect to no longer carry the Licensed Products and the Costco Private Label Products.

11.3  In addition, a party may terminate this Agreement immediately, upon written notice, if the other party makes an assignment for the benefit of its creditors, files a petition in bankruptcy, is adjudicated insolvent or bankrupt, files a petition or apply to any tribunal for any receiver, trustee, liquidator or sequestrator of any substantial portion of its property, commence any proceeding under any law or statute of any jurisdiction respecting insolvency, bankruptcy, arrangement or readjustment of debt, dissolution, winding-up, composition or liquidation, or otherwise takes advantage of any bankruptcy or insolvency legislation whether now or hereafter in effect, or if any receiver, trustee, liquidator or sequestrator of any substantial portion of its property is appointed.

11.4  No Person acting for the benefit of the creditors of Licensor or Licensee or any receiver, trustee, liquidator, sequestrator, trustee in bankruptcy, sheriff, officer of a court or Person in possession of Licensor’s or Licensee's assets or business shall have any right to continue the performance of this Agreement in any circumstances whatsoever.

11.5  All rights, remedies and recourses set forth herein for the benefit of Licensor or Licensee, as applicable, shall be in addition and without prejudice to all other rights, remedies and recourses available to such party, except as otherwise set forth herein.

12.	EFFECT OF TERMINATION OR EXPIRATION OF THE TERM

12.1  Upon the termination of this Agreement for any reason whatsoever or the expiration of the Term of this Agreement, or upon the expiration of the Winding-Up Period (as hereinafter defined), if any, the following provisions shall apply:

12.1.1   all rights of Licensee hereunder and all rights of Costco Japan resulting therefrom, including without limitation the right and license to Use the Trademarks, shall cease immediately, and Licensee shall, and shall use its best efforts to cause Costco Japan to, immediately discontinue all Use of the Trademarks subject to Section 12.2; and

12.1.2   all undisputed amounts owing by Licensee to Licensor shall become due and payable within ten (10) business days following receipt of written demand from Licensor therefor.

12.2  In addition, upon the expiration of the Term of this Agreement or the termination of this Agreement for any reason other than pursuant to Section X11.1.5X (arising from a breach of any of Sections X6X, X7X or X9X hereof), X11.1.1X or X11.1.3X hereof, each of Licensee and Costco Japan shall have the right to distribute and sell its remaining inventory of Licensed Products, on a non-exclusive basis, for a period of one hundred eighty (180) days following the date of termination of this Agreement or the expiration of the Term (such one hundred eighty (180) day period being referred to herein as the “Winding-Up Period”) in the ordinary course of business and in strict accordance with the terms of this Agreement and the following provisions:

12.2.1   no later than thirty (30) days prior to the expiration of the Term of this Agreement or within thirty (30) days after such termination of this Agreement, Licensee shall deliver to Licensor a complete and detailed statement (the “Inventory Statement”) setting forth the number and description of the then remaining inventory of Licensed Products, raw materials therefor, work in process and labels therefor destined for the Territory that are owned or controlled by Licensee, and shall use commercially reasonable best efforts to obtain and include such information from Costco Japan (collectively, the “Remaining Inventory”); and

12.2.2   within twenty (20) days following the earlier of: (i) the expiration of the Winding-Up Period, or (ii) the actual liquidation of all Remaining Inventory, Licensee and Costco Japan shall cease Using the Trademarks in the Territory.

12.3  Termination of this Agreement for any reason whatsoever or the expiration of the Term shall not release either party from any of its obligations which remain unfulfilled at such time or release either party from those obligations which survive such termination or expiration, including without limitation the obligations set forth in Sections X4X, X6X, X9X, X12X and X13X hereof.

12.4  Notwithstanding anything in this Agreement to the contrary, upon termination of this Agreement:

12.4.1   by Licensee pursuant to Section 11.2.1, 11.2.2 or 11.3 hereof, no additional Royalties (including Guaranteed Minimum Royalties) shall accrue or be payable in respect of any period after the date of such termination;

12.4.2   by Licensee pursuant to Section 11.2.3 hereof:

12.4.2.1  at any time prior to the expiration of the Initial Term, Licensee shall pay to Licensor all unpaid Guaranteed Minimum Royalties that would have otherwise been payable hereunder by Licensee to Licensor for the first three (3) Contract Years as set forth in Section X4.1.1X hereof, or

12.4.2.2  at any time thereafter, Licensee shall pay to Licensor the Guaranteed Minimum Royalties that would have otherwise been payable hereunder in respect of the four (4) complete fiscal quarters of Licensee immediately following such termination and shall, conditional upon such payment, be fully discharged and released for any additional payment of Guaranteed Minimum Royalties that would have become due under this Agreement after such termination; or

12.4.3   by Licensor pursuant to Section 11.1 or 11.3 hereof:

12.4.3.1  at any time prior to the expiration of the Initial Term, Licensee shall pay to Licensor all unpaid Guaranteed Minimum Royalties that would have otherwise been payable hereunder by Licensee to Licensor for the first three (3) Contract Years as set forth in Section X4.1.1X hereof, or

12.4.3.2  at any time thereafter, Licensee shall pay to Licensor the Guaranteed Minimum Royalties that would have otherwise been payable hereunder in respect of the longer of: (i) the four (4) complete fiscal quarters of Licensee immediately following such termination; or (ii) all of the remaining complete fiscal quarters of Licensee following such termination until the expiration of the then-current Term of this Agreement; and Licensee shall, conditional upon such payment, being fully discharged and released for any additional payment of Guaranteed Minimum Royalties that would have become due under this Agreement after such termination.

13.	MISCELLANEOUS PROVISIONS

13.1  The preamble hereto shall form an integral part hereof.

13.2  This is an agreement between separate entities and neither is the agent or servant of or possesses the power to obligate the other.  This Agreement shall not be construed so as to constitute Licensor (or the Mariz Licensee, JWO or any of their respective Affiliates) and Licensee (or Costco Japan) partners or joint venturers or so as to create any other form of legal association which imposes liability upon either party for the acts or omissions of the other party.

13.3  Failure by either party to take action against the other shall not affect its right to require full performance of this Agreement at any time thereafter.  The waiver by either party of the breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any subsequent breach by such party.

13.4  Should any term, covenant or condition of this Agreement or the application thereof to any Person or circumstance be invalid or unenforceable, the remainder of this Agreement, or the application of such term, covenant or condition to Persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant and condition of this Agreement shall be valid and enforced to the fullest extent permitted by law.

13.5  Any notice, demand or request required or permitted to be given hereunder shall be in writing and shall be deemed effective one (1) business day after having been faxed or four (4) business days after been mailed by prepaid, registered or certified mail, return receipt requested, to the addressee as follows: (i) if to Licensor, at the address set forth above or at the following fax number: +44 1534 504 701; or (ii) If to Licensee, at the address of Licensee set forth above or at the following fax number: 801-975-1924.  Any party may change its address or fax number for the purposes of this Agreement by giving written notice thereof to the other party in accordance with this provision.

13.6  This Agreement, and the tri-party agreement dated the date hereof among Licensor, Licensee and JWO (the “Tri-Party Agreement”), sets forth the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior discussions and negotiations.  Nothing in this Agreement or the Tri-Party Agreement shall affect the exclusion of the Territory pursuant to the terms of or supersede the License Agreement between the parties dated as of December 1, 1996, as amended in writing from time to time. Neither party shall be bound by any conditions, definitions, representations or warranties with respect to the subject matter hereof other than those contained in this Agreement, in the Tri-Party Agreement or hereafter set forth in a writing duly executed by the parties. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by each party hereto.

13.7  Licensee shall not be entitled to assign or otherwise transfer any of its rights and obligations, or subcontract the performance of substantially all of its obligations, under this Agreement, except to an Affiliate of Licensee, or in the event of a change of ownership or control of Licensee, including a sale of substantially all the assets of Licensee. Licensor shall not be entitled to assign or otherwise transfer any of its rights and obligations, or subcontract the performance of substantially all of its obligations, under this Agreement, except to an Affiliate of Licensor, or in the event of a change of ownership or control of Licensor, including a sale of substantially all the assets of Licensor. In all cases of permitted assignments pursuant to the foregoing: (i) prior written notice of such assignment must be given by the assigning party to the other party to this Agreement; (ii) the assignee must agree in writing in advance to be bound by the provisions of this Agreement in favour of the other party to this Agreement; and (iii) in the case of an assignment or other transfer in connection with a sale of substantially all the assets of either party, the assigning party shall be released from all of its obligations under this Agreement accruing as and from the date of such assignment.

13.8  The parties agree to perform such acts and execute and deliver such documents as may be reasonably necessary or desirable from time to time in order to give full effect to the provisions hereof.

13.9  This Agreement shall be governed by and construed and enforced in accordance with the laws of England and Wales, without reference to its conflicts of law principles.

(signature page follows)

IN WITNESS WHEREOF, THE PARTIES HAVE EXECUTED THIS AGREEMENT AS OF THE ______ DAY OF SEPTEMBER, 2007.

MARIZ GESTAO E INVESTIMENTOS LIMITADA	SCHIFF NUTRITION GROUP, INC.
Per:	Per:

(949485)

SCHEDULE “A”

TRADEMARKS

“Move Free” Trademarks	International Classes	Registration Number	Country

Move Free	05, 30, 32	4551035	Japan

Move Free	29	4630586	Japan

“Schiff” Trademarks	International Classes	Registration Number	Country

Schiff	29	4677454	Japan

Schiff	29,30	4684595	Japan

Schiff	5, 32	4833460	Japan

SCHEDULE “B”

FORM OF UNDERTAKING

[Date]

Mariz Gestao e Investimentos Limitada
Rua dos Murcas, No. 88-3º, 9000
Funchal, Madeira, Portugal

Re:
That certain License Agreement dated as of September ____, 2007 between Mariz Gestao e Investimentos Limitada (the “Licensor”) and Schiff Nutrition Group, Inc. (the “Licensee”) (as same may be amended, restated or supplemented from time to time, the “License Agreement”)

Sirs:

Each capitalized term used but not defined in this Undertaking has the meaning given to it in the License Agreement.

The undersigned, [Name of the undersigned Additional Corporation], a [jurisdiction of the undersigned Additional Corporation] corporation and an Additional Corporation, hereby undertakes to be a licensee and beneficiary of the rights of the Licensee under the License Agreement and hereby assumes and agrees to be bound by all of the terms and conditions of the License Agreement applicable to the Licensee thereunder on a joint and several basis with the Licensee and with all other Additional Corporations who have executed and delivered a similar undertaking (the Licensee, the undersigned and all other Additional Corporations who have executed and delivered a similar undertaking being hereinafter collectively referred to as the “Licensee Group”).

The undersigned confirms that it has received and reviewed a copy of the License Agreement, together with all amendments, restatements, supplements, and modifications thereto in effect as of the date hereof, and hereby declares being satisfied therewith.

All notices to the undersigned under the License Agreement should be directed to: [Contact person with the undersigned], [Name of undersigned], c/o Schiff Nutrition Group, Inc. in accordance with the provisions of Section 13.5 of the License Agreement.

All statements, reports and other documents containing information or data relating to the Licensee which are required or permitted to be provided by the Licensee to the Licensor pursuant to the License Agreement shall be provided by the undersigned to the Licensee, who will consolidate them with all other similar information or data relating to all members of the Licensee Group.

All decisions, consents, approvals, and instructions of the Licensee under or relating to the License Agreement shall be binding upon the undersigned and all other members of the Licensee Group to the same extent as it is binding upon the Licensee.

Any exercise of rights, remedies or recourses by Licensor under the License Agreement, this Undertaking or any similar undertaking or at law against any member of the Licensee Group shall be binding upon and enforceable against all other members of the Licensee Group.

This Undertaking shall be governed by and construed and enforced in accordance with the laws of the United Kingdom, without reference to its conflicts of law principles.

Very truly yours,

[Name of Additional Corporation]

By:
Title:

Acknowledged and Agreed:

Schiff Nutrition Group, Inc.

By:
Title:

Accepted:

Mariz Gestao e Investimentos Limitada

By:
Title:

3750871
051007